Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

Gin & Luck Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 024-11463

Delaware	83-0906953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3756 W. Avenue 40, Suite K #278 Los Angeles, CA	90065
(Address of principal executive offices)	(Zip Code)

(213) 613-0464
Registrant’s telephone number, including area code

Series C-1 Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

In this Special Financial Report, the term “Gin & Luck,” “we,” “us,” “our,” or “the Company” refers to Gin & Luck Inc.

THIS SPECIAL FINANCIAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE SPECIAL FINANCIAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

Overview

Gin & Luck Inc. is a subchapter-C corporation organized on October 8, 2020 under the laws of the State of Delaware, and headquartered in Los Angeles, California. The organization of the Company was undertaken in connection with converting the Company from a Delaware limited liability company named Gin & Luck LLC to a Delaware corporation named Gin & Luck Inc. The Company was formed to acquire and act as a holding company for entities associated with the Death & Co brand and Proprietors LLC. The Company was originally formed as a Delaware limited liability company named Gin & Luck Opportunity Fund LLC.

In October of 2018, David Kaplan, Alex Day, Devon Tarby, and Ravi Lalchandani combined Death & Co and Proprietors LLC to form Gin & Luck, a full-scale hospitality group. This move allowed an alignment of ownership interest across Proprietors LLC, their management and consulting arm, and Death & Co, their flagship brand (the “Reorganization”).

Our Business

Gin & Luck is a cocktail focused hospitality group whose primary business is:

•	Creating owned cocktail driven food & beverage (“F&B”) destinations in leased spaces
•	Hotel development and management
•	Branded and cocktail themed e-commerce retail services
•	Hotel F&B program management services
• • •	Cocktail recipe book writing Ready-to-drink canned and bottled beverages Trademark licensing

Company History

In 2005, David Kaplan moved to East 7th Street in the East Village, renting an apartment above the then wine bar, The Bourgeois Pig, owned by Ravi Lalchandani. The two became friends and looked to open a business together, soon finding a space just a block over on East 6th St — a space that would eventually become Death & Company. The pair opened the bar on New Year’s of 2006/07, and days later, Death & Co appeared on the front page of New York Times Sunday Styles section.

Shortly after opening, Alex Day joined the bar team, starting with just one Sunday swing shift and moving up the ranks from there. Alex and David found a quick working relationship and formed Proprietors LLC in 2008, a new company with a focus on consulting in the cocktail bar space. That same year, they signed their first client in Philadelphia, designing and opening The Franklin near Rittenhouse Square – a bar that would become a nationally recognized institution, receiving multiple James Beard nominations, press, and ushering in a new era of cocktail bars for Philadelphia. David and Alex moved to Los Angeles in 2010 to pursue expansion of their consulting business. There, they met Devon Tarby, then a rising star in the LA bar scene and a bartender at lauded cocktail destination The Varnish. Recognizing her talent, Alex and David asked Devon to join the Company almost immediately.

Affiliated Entities

Little Hands Play Café, Inc. (dba Death & Co) is an S corporation incorporated on April 30, 1996 under the laws of the State of New York, and headquartered in New York, New York. The entity operated a critically acclaimed and award-winning bar in New York’s East Village, that specializes in the formulation of original new era cocktails until November 9, 2018, until which time it entered into a contribution agreement as outlined.

Prior to the Reorganization on November 9, 2018, Little Hands Play Café, Inc. entered into a contribution agreement with Death & Co East Village LLC, in which Little Hands Play Café, Inc. transferred all assets to Death & Co East Village LLC, in exchange for 100% membership interest in Death & Co East Village LLC. Subsequent to the transaction described in the previous sentence, Little Hands Play Café Inc. contributed all of its ownership in Death & Co East Village LLC to Gin & Luck on November 9, 2018, in exchange for a certain amount of Common Units equating to 7.840% of ownership in the Company at present time. Thereafter, Little Hands Play Café Inc. functions solely as a passive stockholder of Gin & Luck Inc.

The Company’s mailing address is 3756 W. Avenue 40, Suite K #278, LA CA 90065. The Company’s website is http://www.ginandluck.com.

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Principal Products and Services

Brick & Mortar

The Company builds out, opens and operates leased spaces in major markets. As of December 31, 2024, the Company operates the following four (4) Death & Co. branded locations:

•	Death & Co New York

The Company’s flagship bar opened on New Year’s Eve 2006/07, It operates as cocktail bar, open in the evenings serving cocktails and food. Prior to 2020, its revenues had steady growth year over year, generating $2.2 million in 2019 at a 15% margin. Death & Co NY finished fiscal year 2024 with $2.23 million in revenues and a net operating income of approximately 12.1% at $271,000 in returns. This was an 8.1% reduction in revenue and an 8.8% decrease in net operating income from fiscal year 2023.

•	Death & Co Denver

In May of 2018, Death & Co Denver opened in The Ramble Hotel, marking the Company’s first foray into full-service food, beverage and hotel integration. Death & Co Denver comprises various concepts, sprawling over 12,000 sq. ft. and including five (5) bars. Death & Co Denver grew from $2.8 million in revenue in 2018 to $4.7 million in 2019. In 2024, Death & Co Denver generated $5.48 million in revenues and a net operating income of approximately 7.7% of net sales or $421,884. This was a 3.4% increase in net operating income from fiscal year 2023.

•	Death & Co Los Angeles

The Company opened Death & Co Los Angeles in December 2019, in the booming Arts District, adjacent to the Downtown neighborhood. The three thousand (3,000) -square-foot space is a return to certain aspects of the New York City flagship; it is an independent property not affiliated with a hotel, minimal food service, and a similar look and feel to the original Death & Co, but with greater revenue potential from two (2) bar rooms and a larger guest capacity. The business outperformed in the first few months of opening, generating $212,000 in January 2020 and $214,000 in February 2020. Since a brief shut down shortly after its opening, Death & Co Los Angeles has continued to show growth year over year. In fiscal year 2024, Death & Co Los Angeles generated $2.9 million, which was a 9.4% decrease from 2023. The business’ net operating income was approximately 4.6% or $134,063 in fiscal year 2024.

•	Death & Co Washington D.C.

The Company opened Death & Co Washington D.C. (“Death & Co D.C.”) at the end of July 2023, in Washington D.C. It is an independent property not affiliated with a hotel, offering minimal food service, and possessing a similar look and feel to the original Death & Co. In 2024, Death & Co D.C. generated $2.1 million in revenue with approximately 0.1% net operating income or $2,255.

B to B Consulting

The Company owns and operates Proprietors, which functioned as a B-to-B consulting company focusing on bar programs for opening bars, restaurants, hotels, theatres and more. Proprietors consulting has been wound down to focus on Company owned growth. Proprietors now only has one (1) open licensing contract, discussed in more detail below under “Licensing.”

Management Services

The Company provides food and beverage management services, creating new bar concepts and opening and operating them. Ownership groups contract with the Company to create and/or run food and beverage operations, inclusive of design direction, opening logistics, training, and offerings programming for a set period of time (between five (5) and ten (10) years).

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Licensing

The Company, through Proprietors, currently licenses the mark “Spirit & Bell” and “Spirit & Bell by D&C” to SSP America, Inc., which operates a bar/restaurant in the LaGuardia airport and pays the Company a 4% licensing fee.

The Company currently licenses its intellectual property to AVC OPERATIONS PTY LIMITED and QUEENSLAND VENUE CO PTY LTD, each an Australian proprietary company, for the purposes of collaborating on the operation and development of Death & Co bars in Australia. The licensees must pay the Company an annual license fee equal to 15% or 20% of qualifying revenue. Additionally, the licensees must pay the Company a one-time development fee of $200,000 for the first bar, $150,000 for the second bar, and at least $150,000 for each additional bar developed under the consulting and license agreement.

The Company currently licenses the mark “Close Company” to Venetian Las Vegas Gaming, LLC, a Nevada limited liability, which operates “The Venetian” hotel and casino in Las Vegas, and pays the Company a $100,000.00 one-time development fee, and an on-going licensing fee equal to 5% of qualifying revenue.

Hotel Services

Under the common name of “Midnight Auteur,” the Company pursues hotel projects in partnership with Ryan Diggins of The Ramble and his company, Gravitas 2450 Larimer LLC. The endeavor has two (2) key parts: the real estate acquisition of the hotel property as an investment, of which the goal is an eventual sale; and then the management contract for that hotel property. The Company has two (2) Midnight Auteur projects in process. The first venue is in Savannah, Georgia, which will be developed into a forty-four (44) -room hotel with three (3) food and beverage outlets. The other in Bozeman, Montana, with eighty (80) to eighty-eight (88) rooms and two (2) food and beverage outlets.

G&L Hotel Holdings, LLC has not generated any income in fiscal year 2023 and fiscal year 2024.

Ready to Drink

Death & Co Proprietors LLC has a Licensed & Formulation Consulting Agreement for a line of Death & Co ready to drink canned and bottled cocktails currently in distribution for both on and off premise.

Retail Market

Gin & Luck Inc. operates deathandcompanymarket.com, an online retail shop for bar related products and Death & Co branded goods. The Marketplace generated $689,235 in 2024, which was a 9.5% decrease from 2023. In 2023, the net sales amounted to $761,497.

Books

The Company, along with co-author Nicholas Fauchald has published their third book, the second with the Death & Co brand, and the first that is Company owned. The Company does not own the right to the previous two books; however, those books have helped increase our brand awareness. They are:

•	Death & Co: Modern Classic Cocktails. Since its 2014 release, Death & Co: Modern Classic Cocktails has gone on to become one of the best-selling cocktail books of all time, making the Death & Co brand a household name. The book was nominated for an IACP Global Design Award, a James Beard Award, and a Tales of the Cocktail Spirited Award for Best New Cocktail Book.
•	Cocktail Codex: Fundamentals, Formulas, Evolutions. On October 30, 2018, Cocktail Codex: Fundamentals, Formulas, Evolutions was released to immediate acclaim. Cocktail Codex was nominated for Best Beverage Book by the James Beard Awards, and won Book of the Year, the first beverage book in the category to take home the prize. Cocktail Codex also won for Best New Cocktail Book at the Tales of the Cocktail Spirited Awards.
•

Death & Co: Welcome Home. Published on November 16, 2021, this book guides home bartenders with pro techniques, ingredient selection, and palate development. It includes 600+ recipes—classics, low-ABV, nonalcoholic, and original cocktails—plus tips for hosting, home bar setup, and party scaling. Death & Co: Welcome Home was nominated for the 2022 James Beard Award for “Best Beverage Book with Recipes,” the 2022 Tales of the Cocktail Spirited Award for “Best New Cocktail or Bartending Book,” and the 2022 IACP Award for “Food Photography & Styling.”

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Our Competitive Edge

Gin & Luck’s competitive edge consists: (a) in its consistently successful efforts, also through Death & Co, to attract the market’s best hospitality talent by offering healthcare and other benefits and going the extra mile to protect its reputation as best-in-class employer, (b) in the brand resonance with the Death & Co mark that extends beyond our bars’ physical locations as demonstrated by annual media impression statistics, our social media following, book sales and overall reputation within the hospitality industry.

Target Customer

The majority of our customer base is through our Death & Co brick & mortar destinations. Our brick & mortar customer base resides primarily in dense urban markets with thriving food and beverage scenes. Our target customers travel extensively, have a mid- to high-level of disposable income and seek out new experiences regularly. The Company’s core clientele has historically ranged between early twenties and mid-forties, but due to the brand’s penetration of mass culture, the Company’s demographics have often skewed into the sixties and seventies.

The Industry

According to the Distilled Spirits Council of the United States (DISCUS), the spirits industry in the U.S. has been holding steady. In 2023, supplier sales were flat (0.2%) in 2023 totaling $37.7 billion, while volumes rose 1.2% to 308.8 million 9-liter cases. The challenging sales environment was attributed to a number of dynamic market factors including difficult economic conditions with high inflation and interest rates reducing consumer discretionary spending. In 2024, the spirits sector maintained its market share lead of the total beverage alcohol market, though spirits supplier sales in the United States were down -1.1% in 2024 totaling $37.2 billion, while volumes rose 1.1% to 312.2 million 9-liter cases (Spirits Council).

The bars and nightclubs market, severely impacted by COVID-19, saw significant recovery beginning in 2021 and continuing into 2022 and 2023. While on-premise sales have rebounded, they remain slightly below pre-pandemic levels. However, the market is showing a positive trend with increasing consumer confidence and spending in these establishments (Spirits Council).

With the spirits industry continuing to grow and bars and nightclubs recovering, there are opportunities for expansion. Lower lease rates and a higher volume of available spaces present a strategic advantage for opening new properties with lower build-out and occupancy costs. This approach can capitalize on the recovering market and the growing consumer demand for premium spirits and on-premise experiences (Spirits Council).

Overall, the spirits industry and hospitality sector are on a positive trajectory, driven by consumer preferences for high-end products and an improving economic environment. This recovery and growth present robust opportunities for strategic expansion and investment in new properties.

Marketing

We lean heavily on our public relations, with over six billion media impressions last year, as well as our social media handles, with over 287,000 followers on our Death & Co Instagram handle.

Competition

The industries and markets in which we operate are highly competitive. Currently, we face competition in the food and beverage industry, the hotel industry, the online e-commerce industry, and the food and beverage consulting services industry. Our products and services compete against similar products and services of many large and small companies, including well-known local and global competitors.

Destinations: We face competition from other restaurants and bars in the areas that we serve. Among our competitors are several other companies focused on becoming nation cocktail groups, including BarLab Hospitality Group, Employees Only, Nomad Bars, Dead Rabbit and Attaboy.

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Employees and Contractors

As of the date of this Special Financial Report, Gin & Luck employs a staff of 161 employees (excluding seasonal staff).

Gin & Luck Corporate: 16 (15 FT, 1 PT)

Proprietors: 0

D&C East Village: 22

D&C Denver: 48

D&C Los Angeles: 27

G&L Washington D.C.: 26

Close Company Nashville: 22

Regulation

Currently, the Company has obtained state and city liquor licenses for all of its establishments in New York, Colorado, California, and Washington D.C. In addition, we have obtained all health department and food service licenses necessary to operate Death & Co bars in New York City, Denver, Los Angeles, and Washington D.C. Where necessary, we have obtained and maintained elevator and fire department certifications, required annually.

Intellectual Property

Below represents our intellectual property as of May 22, 2025:

Application or Registration #	Title	Description	File Date	Registration Date	Country
Reg. No. 3870825	DEATH & CO	Standard Character Mark	Aug. 09, 2007	Nov. 02, 2010	US
Reg. No. 6090097	DEATH & CO MARKET	Standard Character Mark	Nov. 29, 2019	Jun. 30, 2020	US
Reg. No. 6085460	COAT OF ARMS LOGO MARK	Illustration w/o Words, Letters, or Numbers	Nov. 29, 2019	Jun. 23, 2020	US
Reg. No. 6646676	DEATH & CO	Standard Character Mark	Jul. 10, 2018	Feb. 15, 2022	US
Reg. No. 6629699	DEATH & CO	Standard Character Mark	Nov. 29, 2019	Jan. 25, 2022	US
Reg. No. 7293802	SPIRIT & BELL	Standard Character Mark	Jan. 04, 2023	January 30, 2024	US
Reg. No. TMA1050633	DEATH & CO	Standard Character Mark	Aug. 22, 2016	Aug. 22, 2019	CA
Intl. Reg. No. 1504265	DEATH & CO	Standard Character Mark	July 8, 2019	July 8, 2019 (NB. File & Reg date same)	WIPO/ Madrid
Intl. Reg. No. 1504265	DEATH & CO	Standard Character Mark	December 19, 2019	July 9, 2020	EU via Madrid
Intl. Reg. No. 1504265	DEATH & CO	Standard Character Mark	December 19, 2019	Sep. 10, 2020	UK via Madrid
Intl. Reg. No. 1504265	DEATH & CO	Standard Character Mark	April 1, 2021	Dec. 9, 2021	MX via Madrid
Serial No. 98425427	Close Company	Standard Character Mark	February 28, 2024	Pending	US

 In addition, the Company owns the following domain names:

•	www.ginandluck.com
•	www.deathandcompany.com
•	www.deathandcompanymarket.com
•	www.closecompanybar.com

All other intellectual property is in the form of trade secrets, business methods and know-how and is protected through intellectual property assignment and confidentiality agreements with the Company’s employees, advisors and consultants.

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Legal Proceedings

Sheyenne Martinez v. Death & Co Denver LLC - Discrimination complaint filed through the U.S. Equal Employment Opportunity Commission (“EEOC”). The Company is represented by Danielle Urban of Fisher & Phillips LLP. A rebuttal response was submitted, and no further communication has been received. On March 12, 2025, the EEOC issued a Dismissal and Notice of Rights, terminating its processing of the charge. The claimant has 90 days from receipt of the notice to file a lawsuit; no filing has been made to date.

Marc Rizzuto v. Death & Co East Village LLC – Labor complaint filed with the National Labor Relations Board (“NLRB”), currently active. The Company is represented by Craig R. Benson of Littler Mendelson P.C. The case remains open with the NLRB, though no further correspondence has occurred since the initial filing.

Jason Epsin v. Death & Co. LA LLC – Wrongful termination complaint, recently settled for a nominal amount as of May 1, 2025.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Special Financial Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors discussed elsewhere in this Special Financial Report.

Overview

Gin & Luck, LLC was originally formed as a Delaware limited liability company (LLC) under the name of Gin & Luck Opportunity Fund LLC on June 9, 2017. The name was subsequently changed to Gin & Luck LLC on August 16, 2017. On November 9, 2018, in order to align common ownership interests and company management under one (1) parent company, the various members of Death & Co Denver, LLC, Death & Co East Village, LLC, Death & Co LA, LLC, Death & Co Proprietors, LLC, and Proprietors, LLC contributed their ownership in those entities in exchange for ownership interests in Gin & Luck, LLC. Gin & Luck, LLC issued 9,999,999 ownership units in the combination. No other consideration was exchanged. As common control acquisitions, the assets and liabilities of the acquired entities were acquired at historical cost, and the financial statements are presented as if the acquisitions had occurred at the beginning of the first period presented.

On October 8, 2020, Gin & Luck LLC converted to a Delaware corporation and exchanged its members equity units to shares of stock in the corporation.

The Company receives revenues from the following:

•	bar and restaurant sales from the Death & Co locations,
•	consulting and management fees from Proprietors,
•	merchandise sales from the Death & Co online retail marketplace,
•	sales of books and ready-to-drink beverages,
•	trademark licensing fees,
•	and hotel services.

The Company is headquartered in Los Angeles, California, and operates four (4) bar locations through its wholly owned subsidiaries: Death & Co Denver, LLC, Death & Co East Village, LLC, Death & Co LA, LLC, and Death & Co DC, LLC. Death & Co East Village LLC opened on December 31, 2007 in New York. Death & Co Denver opened on May 5, 2018, Death & Co Los Angeles opened on December 21, 2019, and Death & Co DC opened on July 21, 2023. Close Company Nashville LLC is scheduled to celebrate Grand Opening on May 23-24, 2025. Its additional wholly owned subsidiaries include Death & Co Proprietors, LLC, which licenses “Death & Co” branding and intellectual property, and Proprietors, LLC, established on January 5, 2012, provides consulting and management services to its affiliates as well as to bars, restaurants and hotels worldwide.

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The Company’s revenues consist of sales at its bars, consulting and management fees, and merchandise sales. Revenues are presented net of complimentary discounts and sales taxes. Sales tax collected is included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities. Revenues from bar and restaurant sales are recognized when payment is tendered at the point of sale. Consulting and management fee revenue is recognized as services are rendered or upon achievement of performance milestones as specified within the agreement. Revenues from the online retail market is recorded when the merchandise is shipped to a customer.

Results of Operations

Year ended December 31, 2024 Compared to Year ended December 31, 2023

The following table presents, for the periods indicated, information from our consolidated statements of income expressed as percentages of change from the fiscal year ended December 31, 2023 (“Fiscal 2023”) to the fiscal year ended December 31, 2024 (“Fiscal 2024”).

Revenues	2024	2023
Bar and restaurant operations	$12,586,834	$13,457,966
Consulting and management fees	$174,203	$250,312
Merchandise sales	$829,183	$802,894

	$13,590,220	$14,511,172

Revenues represent three (3) segments: (1) income derived from food and beverage sales, and other income, specific to each of our Death & Co brick & mortar locations, including events and other income from Gin & Luck Inc., (2) consulting and management fees, and (3) merchandise sales from the Death & Co retail marketplace .

Bar and restaurant sales showed varied performance trends and financial outcomes. Collectively, the revenue of the bar and restaurant Death & Co brands decreased by 6.47% in Fiscal 2024 compared to Fiscal 2023, driven by reduced foot traffic, a shift in consumer spending patterns, and a one month closure at Death & Co DC. The overall brand showed a contraction, with the Company experiencing net operating income of $829,831, mainly due to a combination of reduced foot traffic and increased operational costs. Consolidated Company revenue decreased by 6.3% in Fiscal 2024 compared to the prior year.

Consulting and management fees were affected by the Company’s decision to wind down the consulting operations, Proprietors LLC, to focus on Company-owned growth. Proprietors now only has one open licensing contract, described above under “Licensing.” Consulting and management fees decreased by approximately 30.4% to $174,203 for Fiscal 2024 compared to $250,312 for Fiscal 2023.

In May of 2019, the Company launched the online Death & Co marketplace, retailing branded merchandise. Prior to the launch of the marketplace, we sold limited quantities of our merchandise at our bar locations in New York and Denver. After launching the marketplace, we were able to expand our sales and reach a larger target market. Merchandise revenues for Fiscal 2023 were $802,894 and for Fiscal 2024, the Company recorded a full year of merchandise sales in the amount of $829,183.

The Company’s primary cost of revenue consists of alcohol costs (liquor, beer, wine), food, and non-alcoholic beverage costs. Other costs of revenue are merchandise and shipping.

Cost of Goods Sold (COGS)	2024	2023
Alcohol Cost	$1,893,203	$2,194,403
Food & N/A Beverage	$709,603	$926,284
Merchandise Cost	$351,236	$185,048
Other COGS	$6,215	$25,426
	$2,960,256	$3,331,160

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The alcohol costs from Fiscal 2023 to Fiscal 2024 decreased by 13.7% while food and non-alcoholic beverage costs decreased by 23.4%. The alcohol costs for Fiscal 2024 constituted 13.9% of total sales, compared to 15.1% in Fiscal 2023. The food and n/a beverage costs for Fiscal 2024 constituted 5.2% of total sales, compared to 6.4% in Fiscal 2023. The merchandise costs in Fiscal 2023 represented 1.3% of total net sales and 23% of merchandise sales. In Fiscal 2024, the merchandise costs represented 2.6% of total net sales and 42.4% of merchandise sales.

	2024	2023
Operating Expenses	$13,150,238	$13,866,391

Operating expenses consist of salaries and benefits, occupancy expenses, supplies and materials, research and development costs, professional fees, general and administrative, and pre-opening expenses. Operating expenses from Fiscal 2023 to Fiscal 2024 decreased by 5.16% in large part due to a Company-wide initiative to reduce costs by closing The Danforth and identifying inefficiencies in programs and procedures, along with a significant reduction in travel expenses.

	2024	2023
Income (loss) from operations:	$(3,368,524)	$(3,511,286)

Loss from operations decreased in the amount $142,762 between Fiscal 2023 and Fiscal 2024. This significant difference is due to a deliberate reduction in operating expenses.

Liquidity and Capital Resources

Our corporate financial objectives are to maintain a sufficiently strong balance sheet to support our operating initiatives and unit growth while maintaining financial flexibility to provide the financial resources necessary to protect and enhance the competitiveness of our bars and restaurants and to provide a prudent level of financial capacity to manage the risks and uncertainties of conducting our business operations under various economic and industry cycles. Our ongoing capital requirements are principally related to our bar and restaurant expansion plans, ongoing maintenance of our facilities, and investment in our corporate infrastructures. We obtained capital from our ongoing operations, business loan, and capital contributions from stockholders.

During Fiscal 2024, our cash and cash equivalents increased by about $610,238, from $39,035 in Fiscal 2023 to $649,273 in Fiscal 2024. This increase is primarily attributable to deposits for 2025 licensing agreements and new loans.

In Fiscal 2024, capital expenditures amounted to approximately $2.57 million for property and equipment used in operations and $2.8 million for property and equipment at Gin & Luck Inc. and other non-operational subsidiary locations. In Fiscal 2023, capital expenditures were approximately $2.74 million for property and equipment used in operations and $2.85 million for property and equipment at Gin & Luck Inc. and other non-operational subsidiary locations.

Indebtedness

On February 26, 2025, David Kaplan, a director on the Company’s Board of Directors and Chief Executive Officer, made a loan to the Company in the amount of $200,000 (the “2025 DK Promissory Note”). The 2025 DK Promissory Note bears an interest rate of 12% per annum with an initial maturity date of September 30, 2025. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, and security deposits for new projects.

On February 26, 2025, William Spurgeon, a director on the Company’s Board of Directors, made a loan to the Company in the amount of $200,000 (the “2025 Spurgeon Promissory Note”). The 2025 Spurgeon Promissory Note bears an interest rate of 12% per annum with an initial maturity date of September 30, 2025. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, and security deposits for new projects.

On February 11, 2025, the Company was issued a Business Line of Credit Loan from American Express National Bank (the “AMEX Loan #2”) in the aggregate amount of $60,200. The AMEX Loan #2 bears an APR of 16.50% and a one year maturity date, with payments on a monthly basis. The AMEX Loan #2 may be repaid at any time prior to maturity with no repayment penalties.

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On January 16, 2025, Robert and Laurence Kaplan, family members of David Kaplan, a director on the Company’s Board of Directors and Chief Executive Officer, made a loan to the Company in the amount of $350,000 (the “2025 R&L Kaplan Promissory Note”). The 2025 R&L Kaplan Promissory Note bears an interest rate of 6.397% per annum with an initial maturity date of May 1, 2025, which was extended to September 1, 2025. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, and security deposits for new projects.

On or about September 26, 2024, the Company entered into a Promissory Note with William J. Schlacks IV in the principal amount of $300,000 (“W. Schlacks Note”). The W. Schlacks Note accrues interest at a rate of 12% and is repaid in equal monthly installments until fully paid on June 28, 2026. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, security deposits for new projects, and partial funding of certain projects, including Close Company Nashville, Close Company Atlanta, and Municipal Grand Savannah.

On or about August 29, 2024, the Company executed a Revenue Purchase Agreement with Black Olive Capital LLC for the purchased $516,000 worth of revenue from the Company for $400,000 (“Black Olive Rev Purchase”). The Black Olive Rev Purchase will be paid in weekly remittances of $7,908.05. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, security deposits for new projects, and partial funding of certain projects, including Close Company Nashville, Close Company Atlanta, and Municipal Grand Savannah.

On or about June 21, 2024, Death & Co East Village LLC received a cash advance equal to $199,000 from Lightspeed Capital (“East Village Cash Advance”). Lightspeed Capital is an affiliate of Death & Co East Village LLC’s point of sale system. The East Village Cash Advance accrues interest at an annual rate of 14%. Payments towards the East Village Cash Advance are made by withholding 8% of each daily sales totals and applying such withheld amount towards the balance owed.

On or about June 21, 2024, Death & Co LA LLC received a cash advance equal to $200,300 from Lightspeed Capital (“Los Angeles Cash Advance”). Lightspeed Capital is an affiliate of Death & Co LA LLC’s point of sale system. The East Village Cash Advance accrues interest at an annual rate of 14%. Payments towards the East Village Cash Advance are made by withholding 8% of each daily sales totals and applying such withheld amount towards the balance owed.

On or about June 21, 2024, Death & Co DC LLC received a cash advance equal to $212,000 from Lightspeed Capital (“DC Cash Advance”). Lightspeed Capital is an affiliate of Death & Co DC LLC’s point of sale system. The DC Cash Advance accrues interest at an annual rate of 14%. Payments towards the East Village Cash Advance are made by withholding 8% of each daily sales totals and applying such withheld amount towards the balance owed.

On or about June 21, 2024, Death & Co Denver LLC received a cash advance equal to $285,000 from Lightspeed Capital (“DC Cash Advance”). Lightspeed Capital is an affiliate of Death & Co DC LLC’s point of sale system. The DC Cash Advance accrues interest at an annual rate of 14%. Payments towards the East Village Cash Advance are made by withholding 8% of each daily sales totals and applying such withheld amount towards the balance owed.

On February 14, 2024, David Kaplan, a director on the Company’s Board of Directors and Chief Executive Officer, made a loan to the Company in the amount of $750,000 (the “DK Promissory Note”). The DK Promissory Note bears an interest rate of 6.397% per annum with an initial maturity date of December 31, 2024. The Maturity Date has subsequently been extended until September 1, 2025. The proceeds of this note were used for general working capital purposes, including payroll, capital expenditures, security deposits for new projects, and partial funding of certain projects, including Close Company Nashville, Close Company Atlanta, and Municipal Grand Savannah.

On or about July 24, 2023, William Spurgeon, a director on the Company’s Board of Directors to the Company, made a loan to the Company in the amount of $300,000 (the “Spurgeon Note”). The Maturity Date has subsequently been extended until September 1, 2025.

In December 2023, the Company executed a Promissory Note with Premiere Ventures LLC in consideration for loan proceeds in the aggregate amount of $500,000 (the “December 2023 Promissory Note”). The December 2023 Promissory Note bears an interest rate of 12% per annum, with equal payments of principal and interest due and payable beginning March 18, 2024, and continuing until December 18, 2024. On or about September 26, 2024, after substantial repayment of the December 2023 Promissory note, the principal amount of the December 2023 Promissory Note was increased from $261,415.73 to $350,000.00 and the loan was refinanced (“Refinanced Premiere Promissory Note”). The Refinances Premiere Promissory Note bears an interest rate of 12% per annum, compounding annually, with principal and interest paid in equal monthly installments such that the full balance will be paid off by June 28, 2026.

9

In May 2023, the Company entered into a Credit Purchase Agreement (the “Credit Purchase Agreement”) for the purchase of electronic credit certificates for specified dollar amounts that may be used to purchase food, beverages, and other goods and services sold at the Company’s restaurant locations. Upon the occurrence of certain conditions, the Company may sell tranches of $300,000 of credit certificates at a purchase price of $150,000 per tranche. Subsequently, on February 12, 2025, the Company amended the Credit Purchase Agreement (the “1st Amendment to Credit Purchase Agreement”) to allow for the additional purchase of electronic credit certificates for specified dollar amounts that may be used to purchase food, beverages, and other goods and services sold at the Company’s restaurant locations. Subject to certain conditions, the Company agreed to sell a tranche of $200,000 of credit certificates at a purchase price of $100,000. To date, $1,100,000 worth of credit certificates have been purchased, for a total of $550,000 received by the Company.

In June 2023, David Kaplan, a director on the Company’s Board of Directors and Chief Executive Officer, and Jenna Gerbino, in their joint capacity, made a loan to the Company in the amount of $120,000 (the “DK & JG Promissory Note”). The DK & JG Promissory Note originally bore an 8% interest rate for the duration of the loan, which was to be due and payable two (2) calendar months from its date of issuance. The DK & JG Promissory Note was subsequently amended in November 2023, to provide that interest shall have accrued at a rate of 8% until October 31, 2023, and that after October 31, 2023, the interest rate shall increase to 12%, and that the principal and interest on such loan was due and payable on April 30, 2024.

In December 2023, the Company was issued a Business Line of Credit Loan from American Express National Bank (the “AMEX Loan”) in the aggregate amount of $115,000. The AMEX Loan bears a monthly interest rate of 9% and a one (1) year maturity date, payable on a monthly basis. The AMEX Loan may be repaid at any time prior to maturity with no repayment penalties.

In April 2022, Death & Co DC LLC, a subsidiary of the Company, executed a Promissory Note in consideration for loan proceeds in the aggregate amount of $325,000 (the “April 2022 Promissory Note”). The April 2022 Promissory Note bears an interest rate of 4.5% per annum, payable in thirty-six (36) equal, blended monthly payments of principal and interest and a maturity date of September 1, 2025. Monthly payments began on September 1, 2022.

In December 2021, the Company entered into a Guaranty with Little Giant, LLC, a Maine limited liability company, guaranteeing payment of a promissory note in the amount of $50,000 which was entered into between G&L Maine LLC, a subsidiary of the Company, and Little Giant, LLC (the “Little Giant Note”). The Little Giant Note was entered into in connection with and as partial payment for that certain Asset Purchase Agreement, dated October 7, 2021, entered into between G&L Maine LLC and Little Giant, LLC. The Little Giant Note bears an interest rate of 4.5% per annum and a maturity date of February 3, 2027.

During August and September 2020, the Company’s subsidiaries were issued loans from the U.S. Small Business Administration (“SBA”) in the aggregate amount of $317,500 pursuant to the Economic Injury Disaster Loans (“EIDL”) Program of the CARES Act, under the following terms:

(i)	On August 13, 2020, Proprietors LLC was issued an EIDL loan from the SBA in the amount of $150,000. The loan matures on August 13, 2050, and bears interest at a rate of 3.75% per annum, payable monthly and commenced on August 14, 2021.

(ii)	On August 14, 2020, Death & Co East Village LLC was issued an EIDL loan from the SBA in the amount of $150,000. The loan matures on August 14, 2050, and bears interest at a rate of 3.75% per annum, payable monthly and commenced on August 14, 2021.

(iii)	On August 27, 2020, Death & Co LA LLC was issued an EIDL loan from the SBA in the amount of $17,500. The loan matures on August 27, 2050, and bears interest at a rate of 3.75% per annum, payable monthly and commenced on August 27, 2021.

In May 2020, the Company was issued PPP loans from J.P. Morgan Chase in the aggregate amount of $1,289,370, pursuant to the PPP. The loans bear interest at a rate of 0.98% per annum, payable monthly and commenced on August 1, 2021. The loans may be repaid at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, part or all of the loans may be forgiven if the proceeds were used for qualifying expenses as described in the CARES Act, which include payroll costs, costs to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. Qualifying expenses paid with loan proceeds as of December 31, 2021, and 2020 totaled $1,047,435 and $354,708, respectively. Loan proceeds not used for qualified expenses totaled $241,935.

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Trends

While the bar and restaurant industry was greatly impacted by the COVID -19 pandemic, we have seen a significant uptick in revenues. We have built a strong brand and have maintained a loyal customer base as evident in our online merchandise sales. On the consulting side, Proprietors consulting has been wound down to focus on Company owned growth. Proprietors now only has one (1) open licensing contract. In addition, we have worked to diversify our revenue streams by providing F&B management services, entering into licensing agreements, pursuing hotel projects, and developing ready-to-drink D&C-branded canned and bottled cocktails. Currently all four (4) markets that the Company is in, NYC, Denver, LA, and Washington D.C., are fully open and operational.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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Item 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
David Kaplan	Chief Executive Officer	42	From Oct 2018	FT
Alex Day	Chief Operating Officer	41	From Oct 2018	FT

Directors:
David Kaplan	Director	42	From Oct 2018
Alex Day	Director	41	From Oct 2018
Ravi Lalchandani	Director	50	From Oct 2018
Leland O’Connor	Director	36	From Dec 2018
William Spurgeon	Director	59	From Dec 2018

David Kaplan, Chief Executive Officer (CEO)

David has worked in the hospitality business since the age of 13. In the summer of 2006, at the age of 24, he opened Death & Co, a cocktail bar in the East Village of Manhattan, with his partner Ravi Lalchandani. At the 2010 Tales of the Cocktail Spirited Awards, Death & Co won American’s Best Cocktail Bar and World’s Best Cocktail Menu. Shortly after opening Death & Co, David formed the hospitality consulting and management company, Proprietors LLC, with Alex Day and Devon Tarby. Proprietors LLC has opened over fifty (50) bars and restaurants all over the country and abroad for clients of all sizes. “Death & Co: Modern Classic Cocktails,” written by David, Alex Day and Nick Fauchald, was published on October 7th, 2014, and has become one of the best-selling cocktail books of all time. Their second book, “Cocktail Codex: Fundamentals, Formulas, Evolutions,” hit shelves on October 30th, 2018, to rave reviews and won a James Beard Award for Book of the Year and the Tales of The Cocktail Spirited Award for Best New Cocktail or Bartending Book. In May 2018, the group opened Death & Co Denver, a multi-faceted food and beverage destination within The Ramble Hotel. Their most recent property, Death & Co LA, opened November 2019. David runs the collective companies as CEO of Gin & Luck with his operating partner Alex.

Alex Day, Chief Operating Officer (COO)

Originally a bartender in Death & Co’s early days, Alex became an owner in 2010. Since then, he has co-formed various businesses in partnership with David Kaplan and Devon Tarby. Among them are the global hospitality consulting company, Proprietors LLC, as well as the notable cocktail bars Nitecap, Honeycut, The Normandie Club, The Walker Inn, and Death & Co Denver. In the process, Alex has trained hundreds of bartenders, designed dozens of bars, and along the way, has fallen deeply in love with the process of turning the idea of a bar into a reality. Alex focuses primarily on Company operations, planning and logistics, process improvement, design, and systems. Passionate about education, he is a regular speaker at industry conferences and specialized events, as well as a contributor to various publications as a writer and expert commentator. Alex is the co-author of the James Beard and Spirited Award-winning book “Death & Co: Modern Classic Cocktails,” as well as “Cocktail Codex: Origins, Fundamentals, Formulas,” and “Death & Co: Welcome Home.” Alex lives in Portland, Maine with his husband, Andrew.

Ravi Lalchandani, Director

Ravi is a veteran of the New York City hospitality industry, owning and operating dozens of critically acclaimed venues since 2006. The New York Times has called him the “New York stealth bar owner and restaurateur.” Ravi’s bars and restaurants have been featured in hundreds of thousands of national, international, and local publications and received acclaim for their impact on cocktail culture and two (2) of his establishments have published cocktail books. A vegetarian-turned-vegan himself, Ravi holds a deep affection for all animals, and has been an outspoken voice on animal rights issues. His nonprofit BEAST Foundation and shift to plant-based ventures has warranted both local and national applause, receiving an award from PETA for his efforts.

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Leland O’Connor, Director

Leland O’Connor is the Managing Partner of City Line Advisors. He previously served as Senior Vice President of AR Capital, executing over $20 billion in capital markets and M&A transactions, including the sale of American Realty Capital Trust to Realty Income (NYSE: O) and the sale of American Realty Capital Healthcare Trust to Ventas (NYSE: VTR). He serves on the board of Gin & Luck Inc. and FemmyCycle.

William Spurgeon, Director

Bill Spurgeon became Executive Vice President of Fuel Sales and Marketing for Motiva Enterprises LLC in June 2014. He is recently retired. Previously he was responsible for the sales and marketing of fuels and base oils, branded and unbranded fuels, and innovative applications to dramatically change customer experiences via technology. Bill started a long career in the energy company Shell in 1988, working in a variety of financial, administrative, sales, marketing, director support, joint ventures, portfolio, strategy, and leadership roles. Bill has worked extensively overseas while living in London and subsequently Tokyo. Bill became a fan of Death & Co on a trip to Denver in 2018, and shortly thereafter met the founders and fell in love with their passion, integrity, concept, and brand. Bill is currently the second largest outside investor and sits on the board of Gin & Luck. Bill currently resides in Houston.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2024, we compensated our three highest-paid directors and executive officers as follows:

Name	Position**	Cash compensation ($)	Other compensation ($)		Total compensation ($)
David Kaplan	Chief Executive Officer	$183,250	$0		$183,250
Alexander Day	Chief Operating Officer	$159,929	$0	*	$159,929

Our executive officers for the fiscal year 2024 consist of the two (2) principal officers: David Kaplan and Alexander Day. For the fiscal year ended December 31, 2024, we paid to our executive officers as a group a total compensation of $343,179.

*The Company issued profits interests under the Company’s operating agreement when the Company was a limited liability company. These units were issued subject to vesting arrangements whereby all of the units were issued subject to a Company right to repurchase a number of units that diminished over time in the event such person no longer performed services on behalf of the Company. Typically, this schedule was as follows: 25% would be released from the repurchase right on the first anniversary, and 1/48 each month for the subsequent 36 months. Upon conversion to the Delaware corporation, the Company no longer can issue any of these units. However, these units converted into shares of Common Stock and retained their vesting schedule, and the Company has retained the right to repurchase these shares if the individual is no longer working for the Company. Other compensation includes the value that the Company expenses for the shares. Class B Common Shares held by Mr. Day vested in 2020 and are no longer subject to the repurchase right.

**Does not include compensation they received in their capacity as directors.

The Company paid directors, as a group $0 in cash compensation plus $0 in other compensation in the past year in their capacity as directors. The other compensation relates to the value of Class B Shares which have vested, and are no longer subject to repurchase, in the year ended December 31, 2020. We have five (5) directors in this group.

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Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of December 31, 2024, the security ownership of the Company’s directors, executive officers owning 10% or more of the Company’s voting securities and other investors who own 10% or more of the Company’s voting securities.

Name and address of beneficial owner (1)	Title of class (2)	Amount and nature of beneficial ownership (3)	Amount and nature of beneficial ownership acquirable	Percent of class (4)
David Kaplan	Common Stock	2,936,293 shares of Class A Common Stock	-0-	20.69% of Common Stock
Alexander Day	Common Stock	1,674,985 shares of Class A Common Stock, 1,707,035 shares of Class B Common Stock	-0-	23.83% of Common Stock
Ravi Lalchandani	Common Stock	1,892,156 shares of Class A Common Stock, 903,570 shares of Class B Common Stock	-0-	19.70% of Common Stock
Little Hands Play Café Inc. (5)	Common Stock	2,228,628 shares of Class A Common Stock	-0-	15.70% of Common Stock
Leland O’Connor	Common Stock	534,167 shares of Class C Common Stock	-0-	3.76% of Common Stock
Officers and directors as a group (6)	Common Stock, Series A Preferred Stock, and Series B Preferred Stock

6,814,946 shares of Class A Common Stock, 3,025,002 shares of Class B Common Stock, 698,536 shares of Class C Common Stock, 1,137,528 shares of Series A Preferred Stock,

137,468 shares of Series B Preferred Stock

			-0-	83.68% of Common Stock 10.32% of Preferred Stock
William D. Spurgeon Living Trust dated June 6, 2013 (7)	Series A Preferred Stock and Series B Preferred Stock	1,137,528 shares of Series A Preferred Stock, 137,468 shares of Series B Preferred Stock	-0-	10.32% of Preferred Stock

_________________________

(1)	The address for all the executive officers and directors is c/o Gin & Luck, Inc., 3756 W. Avenue 40, Suite K #278, Los Angeles, CA 9006
(2)	For the purposes of the beneficial ownership table, Class A Common Stock, Class B Common Stock and Class C Common Stock are all treated as being part of one single class of Common Stock (“Common Stock”)
(3)	Assumes that all shares are fully vested and no longer subject to repurchase by the Company
(4)	Percent of class calculations are based on 14,193,221 shares of Common Stock outstanding (assuming the exercise of that certain warrant for 100,000 shares of Class A Common Stock), 3,061,653 shares of Series A Preferred Stock, 6,847,022 shares of Series B Preferred Stock, 1,689,172 shares of Series C-1 Preferred Stock, and 754,095 shares of Series C-2 Preferred Stock outstanding as of as of January 6, 2025.
(5)	Little Hands Play Café Inc. is a New York Corporation owned by David Kaplan, Craig Manzino, and Ravi Lalchandani. David Kaplan is the majority owner of Little Hands Play Café Inc, and as its president may bind the Company. Little Hands Play Café Inc’s address is 225 West 34th Street #2000, New York, NY 10122.
(6)	The 8,732,062 shares of Class A Common Stock include Little Hands Play Café Inc.’s shares of Class A Common Stock.
(7)	William D. Spurgeon Living Trust dated June 6, 2013 is a trust created for the benefit of William D. Spurgeon’s children. William D. Spurgeon is the Trustee of the trust. William D. Spurgeon is on the Company’s Board of Directors.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As of December 31, 2024, accounts payable includes a total of $74,627.55 due to The Ramble Hotel in which the Death & Co Denver company operates. This includes: $13,564.62 for repairs, maintenance, utilities and other recurring shared expenses, $31,478.31 for November and December sales percentage rent, $29,584.62 for November and December event commission rent.

As of December 31, 2024, accounts receivable includes a total of $177,452.06 due from The Ramble Hotel in which the Death & Co Denver company operates. This includes: $28,886.56 for guest room charges, $1,418.06 for an RNDC, event and $150,768.02 for December 2024 events.

In July 2023, the Company made the WS Promissory Note in exchange for a loan in the aggregate amount of $300,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

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In June 2023, the Company made the DK & JG Promissory Note in exchange for a loan in the aggregate amount of $120,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

In February 2024, the Company made the DK Promissory Note in exchange for a loan in the aggregate amount of $750,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

In January 2025, the Company made the 2025 R&L Kaplan Promissory Note in exchange for a loan in the aggregate amount of $350,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

In February 2025, the Company made the 2025 Spurgeon Promissory Note in exchange for a loan in the aggregate amount of $200,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

In February 2025, the Company made the 2025 DK Promissory Note in exchange for a loan in the aggregate amount of $200,000. Please refer to the section titled ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations –Indebtedness’ for more information.

Item 6. OTHER INFORMATION

None.

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Item 7. FINANCIAL STATEMENTS

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

(Expressed in US Dollars)

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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Gin & Luck, Inc.

Scotts Valley, California

Opinion

We have audited the financial statements of Gin & Luck, Inc., which comprise the consolidated balance sheets as of December 31, 2024 and December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of Gin & Luck Inc, as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced net losses and negative cash flows from operations for the years ended December 31, 2024 and 2023, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Gin & Luck, Inc and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Gin & Luck, Inc.’s ability to continue as a going concern for period of twelve months from the date of the issuance of these financial statements.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gin & Luck, Inc.’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Gin & Luck, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

IMAGE OMITTED

May 20, 2025

Los Angeles, California

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GIN & LUCK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$649,273	$39,035
Accounts receivable, net	904,390	1,373,430
Inventories, net	510,264	576,200
Prepaid expenses	493,460	340,860
Total current assets	2,557,387	2,329,525

Property and equipment, net	2,812,830	2,850,236
Intangible assets, net	182,441	355,336
Right of use asset	3,853,076	4,322,550
Deposits	631,823	360,619
Investments in joint ventures	1,361,373	1,501,576
TOTAL ASSETS	$11,398,930	$11,719,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,111,597	$913,672
Accrued expenses and other current liabilities	817,169	646,545
Current portion of long-term debt	2,060,891	1,004,100
Lease liability, current portion	674,152	722,569
Deferred revenue	531,250	–
Note payable, current	368,252	560,551
Total current liabilities	5,563,310	3,847,437

Long-term debt, net of current portion	300,862	421,214
Note payable, net of current portion	312,983	303,966
Convertible note payable	–	1,248,715
Lease liability, net of current portion	3,651,479	4,019,204
TOTAL LIABILITIES	9,828,635	9,840,536

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value:
Series A preferred stock: 3,061,653 shares authorized, issued and outstanding as of both December 31, 2024 and 2023	306	306
Series B preferred stock: 6,847,022 shares authorized, issued and outstanding as of December 31, 2024 and 2023	685	685
Series C-1 preferred stock: 6,628,221 shares authorized; 1,636,647 and 0 shares issued and outstanding as of December 31, 2024 and 2023 respectively	164	–
Series C-2 preferred stock: 754,095 shares authorized; 754,095 and 0 shares issued and outstanding as of December 31, 2024 and 2023	75	–
Common stock, $.0001 par value:
Class A common stock: 34,345,667 shares authorized, 9,999,999 issued and outstanding as of both December 31, 2024 and 2023	1,000	1,000
Class B common stock: 3,025,000 shares authorized, issued and outstanding as of both December 31, 2024 and 2023	303	303
Class C common stock: 1,068,220 shares authorized, issued and outstanding as of both December 31, 2024 and 2023	107	107
Additional paid-in capital	12,011,397	8,952,123
Accumulated deficit	(10,443,742)	(7,075,218)
TOTAL STOCKHOLDERS' EQUITY	1,570,295	1,879,306
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,398,930	$11,719,842

The accompanying notes are an integral part of these consolidated financial statements.

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GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
Net revenues	$13,590,220	$14,511,172
Cost of net revenues	2,960,256	3,331,160
Gross profit	10,629,964	11,180,012

Operating expenses:
Salaries, wages and benefits	7,439,948	7,559,177
Occupancy expenses	1,456,397	1,702,755
Operating expenses	4,253,893	4,604,459
Total operating expenses	13,150,238	13,866,391

Loss from operations	(2,520,274)	(2,686,379)

Other income (expense):
Loan forgiveness income/ (loss)	–	(2,002)
Interest expense	(550,070)	(172,307)
Loss from investments in joint ventures	(447,189)	–
Loss on asset disposal	–	(427,807)
Change in fair value of convertible notes	150,671	(176,000)
Other income (expense)	(1,662)	(46,791)
Total other income (expense)	(848,250)	(824,907)

Net loss before income taxes	(3,368,524)	(3,511,286)
Provision for income taxes	–	–
Net loss	$(3,368,524)	$(3,511,286)

Net income (loss) per common share - basic & diluted	$(0.24)	$(0.25)

Weighted average common shares outstanding - basic & diluted	14,093,219	14,093,219

The accompanying notes are an integral part of these consolidated financial statements.

21

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred Stock
	Series A		Series B		Series C-1		Series C-2
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2022	3,061,653	$306	6,847,022	$685	–	$–	–	$–
Equity issuance costs	–	–	–	–	–	–	–	–
Warrants issued with promissory notes	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balances at December 31, 2023	3,061,653	$306	6,847,022	$685	–	$–	–	$–
Issued for cash, net of offering costs	–	–	–	–	1,600,084	160	–	–
Preferred stock C-1 issued for conversion of convertible Note	–	–	–	–	36,563	4	–	–
Preferred stock C-2 issued for conversion of convertible Note	–	–	–	–	–	–	754,095	75
Warrants issued with promissory notes	–	–	–	–	–	–	–	–
Net loss	–	–	–	–	–	–	–	–
Balances at December 31, 2024	3,061,653	$306	6,847,022	$685	1,636,647	$164	754,095	$75

	Common Stock						Additional		Total
	Class A		Class B		Class C		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2022	9,999,999	$1,000	3,025,000	$303	1,068,220	$107	$9,057,850	$(3,563,932)	$5,496,319
Equity issuance costs	–	–	–	–	–	–	(167,509)	–	(167,509)
Warrants issued with promissory notes	–	–	–	–	–	–	61,782	–	61,782
Net loss	–	–	–	–	–	–	–	(3,511,286)	(3,511,286)
Balances at December 31, 2023	9,999,999	$1,000	3,025,000	$303	1,068,220	$107	$8,952,123	$(7,075,218)	$1,879,306
Issued for cash, net of offering costs	–	–	–	–	–	–	1,772,611	–	1,772,771
Preferred stock C-1 issued for conversion of convertible Note	–	–	–	–	–	–	54,936	–	54,940
Preferred stock C-2 issued for conversion of convertible Note	–	–	–	–	–	–	1,133,029	–	1,133,104
Warrants issued with promissory notes	–	–	–	–	–	–	98,698	–	98,698
Net loss	–	–	–	–	–	–	–	(3,368,524)	(3,368,524)
Balances at December 31, 2024	9,999,999	$1,000	3,025,000	$303	1,068,220	$107	$12,011,397	$(10,443,742)	$1,570,295

The accompanying notes are an integral part of these consolidated financial statements.

22

GIN & LUCK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	(3,368,524)	$(3,511,286)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	380,312	534,503
Impairment of intangible assets	164,205	–
Amortisation of debt discount	76,770	–
Non-cash lease expense	67,658	120,671
Interest on convertible note	90,000	–
Change in fair value of convertible notes	(150,671)	176,000
Loan forgiveness income/(loss)	–	2,002
Loss from investments in joint ventures	447,189	–
Loss on asset disposal	–	427,807
Changes in operating assets and liabilities:
Accounts receivable	469,040	21,630
Inventory	65,936	(34,248)
Prepaid expenses and other current assets	(152,600)	(191,448)
Deposits	(271,204)	(26,964)
Accounts payable	197,925	435,862
Accrued expenses and other current liabilities	170,624	25,232
Deferred revenue	531,250	–
Lease liabilities	(14,326)	(10,746)
Net cash used in operating activities	(1,296,416)	(2,030,985)
Cash flows from investing activities:
Purchase of property & equipment & intangibles	(332,018)	(1,400,092)
Purchase of intangible assets	(2,198)	(43,737)
Investments in joint ventures	(306,986)	(300,000)
Net cash (used in) provided by investing activities	(641,202)	(1,743,829)
Cash flows from financing activities:
Proceeds from long-term debt	1,020,149	623,053
Proceeds from note payable	–	926,299
Repayment of note payable	(245,064)	–
Proceeds from convertible note payable	–	1,072,715
Equity issuance costs	–	(167,509)
Proceeds from sale of preferred stock	1,772,771	–
Net cash provided by financing activities	2,547,856	2,454,558

Net change in cash and cash equivalents	610,238	(1,320,256)
Cash and cash equivalents at beginning of year	39,035	1,359,291
Cash and cash equivalents at end of year	$649,273	$39,035

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$179,823

Supplemental disclosure of non-cash investing and financing activities:
Warrants issued with promissory notes	$98,698	$61,782
Conversion of convertible Note into Preferred stock Series C-2	$1,133,104	$–
Conversion of convertible Note into Preferred stock Series C-1	$54,940	$–

The accompanying notes are an integral part of these consolidated financial statements.

23

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

1.	NATURE OF OPERATIONS

Gin & Luck, LLC was formed as a Delaware Limited Liability Company (LLC) on June 9, 2017. It is headquartered in Los Angeles, California, and as of December 31, 2023, operates four bar and restaurant locations through its wholly-owned subsidiaries: Death & Co. Denver, LLC, Death & Co. East Village, LLC, Death & Co. Los Angeles, LLC, and Gin & Luck Maine LLC. Its additional wholly-owned subsidiaries include Death & Co. Proprietors, LLC, which licenses “Death & Co.” branding and intellectual property, and Proprietors, LLC, which provides consulting, marketing and management services to its affiliates as well as to bars, restaurants and hotels worldwide; and G&L Hotel Holdings, LLC, which was formed to make investments in hotel properties.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the combined financial statements are issued.

The Company had a working capital deficit of $3,005,923 and an accumulated deficit of $10,443,742 as of December 31, 2024.  The Company also had a net loss of $3,368,524 for the year ended December 31, 2024. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gin & Luck, Inc. and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Basis of Presentation and consolidation

The accompanying consolidated financial statements are presented on an accrual basis in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany transactions and balances have been eliminated in consolidation.

Cash

Cash consists of amounts on deposit at financial institutions with a maturity date of less than three months. At times, balances held by the financial institutions may exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses related to cash balances, and does not believe significant credit risk exists with respect to cash at December 31, 2024 or 2023.

Restricted cash consists of funds raised on behalf of employees to assist with the effects of the COVID-19 pandemic.

24

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Accounts Receivable

Accounts receivables are carried net of allowance for expected credit losses. The allowance for expected credit losses is increased by provision charged to expense and reduced by accounts charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential account losses based on management’s evaluation of the anticipated impact on the balance of current economic conditions, changes in character and size of the balance, past and expected future loss experience and other pertinent factors.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instrument – Credit Losses.”. This ASU, and the related ASUs issued subsequently by the FASB introduce a new model for recognizing credit loss on financial assets not accounted for at fair values through net income, including loans, debt securities, trade receivables, net investment in leases and available-for-sale debt securities. The new ASU broadens the information that an entity must consider in developing estimates of expected credit losses and requires an entity to estimate credit losses over the life of an exposure based on historical information, current information and reasonable supportable forecasts.

The Company adopted this ASU on January 1, 2023, using the modified retrospective approach. The adoption of this ASU did not have a material impact on financial statements as Company’s customers are direct consumers and pay at the time of purchase. As of December 31, 2024 and 2023, the Company determined an allowance for expected credit loss of $6,180 and $13,985, respectively.

Inventories

Inventories, consisting predominantly of food, liquor, and other beverages, are stated at the lower of cost (measured on the first-in, first-out basis) or net realizable value. The Company regularly evaluates its inventory and reserves for obsolete or slow-moving items. Based on management’s evaluation of inventory, no allowance for obsolete inventory has been recorded at December 31, 2024 or 2023.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which is 5 years for furniture and fixtures, 7 years for machinery and equipment and 15 years for leasehold improvements.

Intangible Assets

Liquor Licenses

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. Annual liquor license renewal fees are expensed over the renewal term. The costs of purchasing transferable liquor licenses are capitalized as intangible assets and amortized over a period of fifteen years. Liquor licenses are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Non-Compete Agreement

The Company entered into a non-compete agreement in connection with its asset purchase agreement in April 2022 (see Note 4). The asset is amortized over the life of the agreement, which is 3 years.

25

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Management determined there was no occurrence of an event or circumstance that could trigger impairment for the years ended December 31, 2024 or 2023.

Investments in Joint Ventures

The Company uses the equity method of accounting for its investments in joint ventures. Under the equity method, investments are carried at cost and increased or decreased by the Company’s pro-rata share of earnings or losses. The carrying cost of the investments is also increased or decreased to reflect additional contributions or distributions of capital. Any difference in the book equity and the Company’s pro-rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment. It is the Company’s policy to record losses in excess of the investment if the Company is committed to provide financial support to the investee.

Warrants

In connection with certain financing, consulting and collaboration arrangements, the Company has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants are recorded at fair value as expense over the requisite service period or at the date of issuance, if there is not a service period. Warrants granted in connection with ongoing arrangements are more fully described in Note 10, Stockholders’ Deficit.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as incurred. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

26

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Revenue Recognition

In May 2014, FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The amount of revenue to be recognized reflects the consideration to which the Company is entitled to receive in exchange for the goods or services delivered. To achieve this core principle, the Company applies the following five steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. The Company adopted the guidance in ASU 2014-09 retrospectively beginning with the year ended December 31, 2019.

The Company’s revenues consist of sales at its bars, consulting and management fees, and merchandise sales. Revenues from bar and merchandise sales are recognized when payment is tendered at the point of sale and are presented net of complimentary discounts and sales taxes. Sales tax collected is included in other accrued expenses until the taxes are remitted to the appropriate taxing authorities.

Based on the guidance in ASU 2014-09, the Company has identified a single performance obligation in its consulting and management fee contracts and recognizes revenue from these contracts as the performance obligation is settled over time. Payments received in excess of fees owed for services are recorded as deferred revenue. Deferred revenue as of December 31, 2024 and 2023 was $0 and $0, respectively.

The Company recognizes a liability upon the sale of gift cards and recognizes revenue when these gift cards are redeemed. Based on historical redemption patterns, management can reasonably estimate the amount of gift cards for which redemption is remote, which is referred to as “breakage.” Breakage is recognized over a three-year period in proportion to historical redemption trends and is classified as revenues in the consolidated statements of operations. Breakage was considered to be immaterial for the years ended December 31, 2023 and 2022. Incremental direct costs related to gift card sales, including commissions and credit card fees, are deferred and recognized in earnings in the same pattern as the related gift card revenue. There were no changes to our accounting for gift card revenue and related costs upon adoption of the new revenue recognition standard.

Advertising

Advertising is expensed as incurred. Advertising expense for the years ended December 31, 2024 and 2023 was $75,109 and $66,273, respectively.

Pre-Opening Costs

The Company’s pre-opening costs are generally incurred beginning four to six months prior to a location opening and typically include restaurant employee wages and related expenses, general and administrative expenses, promotional costs associated with the location opening and rent, including any non-cash rent expense recognized during the construction period. Pre-opening costs are expensed as incurred.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for

27

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
•	Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value. The Company’s convertible note payable is a Level 3 instrument (see Note 10).

Offering Costs

Costs associated with the offering of the Company’s securities are recorded as a reduction of additional paid-in capital received.

Leases

The Company accounts for leases under ASC 842 – Leases. The company does not apply the recognition requirements for leases with a term of twelve months or less.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the below criteria:

(i)       there is an identified asset

(ii)       the Company obtains substantially all of the economic benefits of the asset

(iii)       the Company has the right to direct the use of the asset

The Company’s operating lease agreements include office, bar and commercial space. ROU assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. Indirect capital costs are capitalized and included in the ROU assets at commencement.

The operating lease ROU assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition. (See Note 16).

28

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Income Taxes

As of December 31, 2019, the Company was an LLC which was treated as a partnership for federal and state income tax purposes, and therefore, the Company did not incur federal income taxes at a company level. Instead, its earnings and losses were passed through to the members and included in the calculation of the members’ tax liability. However, the Company was subject to certain state income taxes and fees imposed by the states in which the Company conducts business. In addition, the Company was subject to a California fee based on its annual gross revenue.

On October 8, 2020, the Company converted from an LLC to a corporation and pays income taxes at the corporate level beginning with the year ending December 31, 2020.

The Company applies the provisions of FASB ASC 740, Income Taxes. FASB ASC 740 prescribes a threshold for financial recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters, such as de-recognition, interest and penalties, and disclosure. The Company evaluates uncertain tax positions by considering the tax years subject to potential audit under state and federal income tax law and identifying favorable tax positions that do not meet the threshold of more likely than not to prevail if challenged by tax authorities that would have a direct impact on the Company as opposed to an impact to the owners. The Company has determined that there are no uncertain tax positions that would have a material effect on the consolidated financial statements as of December 31, 2024 or 2023. No income tax examinations are currently pending.

As of December 31, 2024, the Company had net operating loss carryforwards of approximately $7.0 million.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. In April 2020, FASB delayed implementation of ASU 2014-09 until years beginning after December 15, 2021. The Company adopted ASC 842 on January 1, 2022 and recognized a ROU asset and liability of $5,716,226.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

29

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

4.	ASSET PURCHASE AGREEMENT

On April 1, 2022, the Company’s subsidiary Death & Co. LLC entered into an asset purchase agreement with Columbia Room, LLC, a DC limited liability company. Columbia Room is a cocktail bar located in Washington, DC.

The Company evaluated the acquisition under ASC 805 and determined it was accounted for as an asset acquisition. The Company primarily entered into a non-compete agreement and acquired some existing property and equipment.

The following is a summary of the assets acquired and purchase consideration paid:

Non-compete agreement	$492,614
Property and equipment, net	132,386
Total assets acquired	$625,000
Cash	$300,000
Promissory note - payable monthly over 3 years	325,000
Purchase price consideration	$625,000

The non-compete agreement will be amortized over three years.

5.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2024 and 2023 consists of the following:

	December 31,
	2024	2023
Leasehold improvements	$3,108,078	$2,802,262
Machinery and equipment	77,216	77,216
Furniture and fixtures	765,672	739,470
	3,950,966	3,618,948
Less: Accumulated depreciation	(1,138,136)	(768,712)
	$2,812,830	$2,850,236

Depreciation expense totaled $369,424 and $176,572 for the years ended December 31, 2024 and 2023, respectively.

In connection with the asset purchase agreement in April 2022 (see Note 4), the Company acquired $92,982 in machinery and equipment and $39,404 in furniture and fixtures.

6.	INTANGIBLE ASSETS

Intangible assets at December 31, 2024 and 2023 consists of the following:

	December 31,
	2024	2023
Liquor (Beverage) License	$170,645	$175,902
Non Compete Agreement	47,893	212,098
Trademarks	7,455	–
	225,993	388,000
Less: Accumulated amortization	(43,552)	(32,664)
	$182,441	$355,336

Amortization expense totaled $10,888 and $10,888 for the years ended December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, the Company recorded an impairment of the non-compete agreement totaling $164,205.

30

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

se

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2024	2023
Accrued Expenses	$68,077	$74,047
Accrued Interest	6,725	6,725
Accrued Payroll	209,624	78,421
Gift Certificates Outstanding	38,819	33,827
InKind House Account Liability	239,292	237,798
Sales Tax Payable	146,825	102,971
Tips Payable	107,807	112,756
	$817,169	$646,545

8.	INVESTMENTS IN JOINT VENTURES

During 2021, the Company, through its subsidiary G&L Hotel Holdings, LLC, acquired a 50% interest in two joint ventures formed as limited liability companies to operate hospitality businesses. The other 50% interest in each limited liability company is held by the owner of a hotel in which the Company operates. As of December 31, 2024, the Company invested $1,832,375 in M/A Capital Ventures, LLC and $15,915 in Midnight Auteur, LLC. During the year ended December 31, 2024, the Company recognized loss on investments in joint ventures of $447,189.

Gin & Luck Hotel Holdings

On March 17, 2022, G&L Hotel Holding’s JV – M/A Capital Ventures – Savannah, LLC,  purchased a vacant office building, along with a 100% construction document set of plans to convert the office building into a 44-room boutique hotel located at 132 E Broughton St, Savannah, GA 31401 (“132 E. Broughton St.”) for consideration of $6,250,000.

As of December 31, 2024, M/A Capital Ventures – Savannah, LLC is the owner/deed holder of the real estate at 132 E Broughton St. M/A Capital Ventures, LLC invested in M/A Capital Ventures – Savannah. M/A Capital Ventures, LLC has two owners – Ramble DM Co and G&L Hotel Holdings:

The following is a summary of financial data for investments in JV accounted for under the equity method of accounting:

	December 31,
	2024	2023
Cash	$10,316	$1,972,180
Other current and non-current assets	1,384,792	2,305,604
Total assets	$1,395,108	$4,277,784

	December 31,
	2024	2023

Revenue	$–	$–
Net Loss	$(284,061)	$(13,013)

31

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

9.	LOANS PAYABLE

Note Payable-little Giant

In December 2021, the Company’s subsidiary, G&L Maine, LLC, received a loan in the amount of $50,000 related to a purchase of operating assets (Note 4). The note matures in December 2026 and bears interest at a rate of 4.5% per annum. The note is payable in monthly installments of $934 commencing on January 3, 2022. The note is guaranteed by Gin & Luck, Inc. As December 31, 2024, the Company owed $20,504 pursuant to this agreement.

Economic Injury Disaster Loans

During August and September 2020, the Company was granted loans from the U.S. Small Business Administration (SBA) in the aggregate amount of $317,300 pursuant to the Economic Injury Disaster Loans (EIDL) Program of the CARES Act. The loans mature 30 years after inception and bear interest at a rate of 3.75% per annum, payable monthly commencing twelve months after inception. During 2021, the SBA deferred monthly repayments until 30 months from the loan’s inception. Interest will continue to accrue during the deferment. The loans may be repaid at any time prior to maturity with no prepayment penalties. As December 31, 2024, the Company owed $305,621 pursuant to this agreement.

Columbia Room

In connection with the asset purchase agreement in April 2022 (see Note 4), the Company issued a promissory note for $325,000. The note bears interest at 4.5% per annum and requires monthly repayments of principal and interest of $9,885. The matures in 3 years. As December 31, 2024, the Company owed $94,973 pursuant to this agreement.

American Express

In May 2023, the Company secured a loan from American Express with a 12-month term, providing $115,000 in funding. The loan bears interest at 9% per annum and requires monthly repayments of principal and interest of $10,733 up to November 2023, and then $10,158 until May 2024. As December 31, 2024, the Company owed $0 pursuant to this agreement.

In December 2023, the Company secured a loan from American Express with a 12-month term, providing $57,000 in funding. The loan bears interest at 9% per annum and requires monthly repayments of principal and interest of $5,320 up to June 2024, and then $5,035 until December 2024. . As December 31, 2024, the Company owed $0 pursuant to this agreement.

In September 2024, the Company secured a loan from American Express with a 12-month term, providing $130,800 in funding. The loan bears interest at 9% per annum and requires monthly repayments of principal and interest of $12,208 up to February 2025, and then $11,554 until September 2025. As December 31, 2024, the Company owed $98,100 pursuant to this agreement.

Alt Banq

In September 2023, the Company secured a loan from Alt Banq with a 15-month term, providing $800,000 in funding. The total amount to be repaid, including principal and interest, is $1,040,000, which will be repaid through 64 weekly payments of $16,250. Additionally, there was a 2% fee amounting to $16,000. . As December 31, 2024, the Company owed $0 pursuant to this agreement.

32

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Lightspeed Capital

In June 2024, Lightspeed Capital advanced the Company $199,000 under a merchant cash-advance agreement that requires the daily remittance of 8 % of credit- and debit-card sales—an estimated $585.67 per day—until a total of $226,860 (the $199,000 advance plus a fixed $27,860 finance fee) is repaid, which is expected to take about 240 days and reflects an implied annual percentage rate of roughly 14%, with no prepayment provisions. As December 31, 2024, the Company owed $155,480 pursuant to this agreement.

In June 2024, Lightspeed Capital advanced the Company $200,300 under a merchant cash-advance agreement that requires the daily remittance of 8 % of credit- and debit-card sales—an estimated $786.52 per day—until a total of $228,342 (the $200,300 advance plus a fixed $28,042 finance fee) is repaid, which is expected to take about 180 days and reflects an implied annual percentage rate of roughly 14%, with no prepayment provisions. As December 31, 2024, the Company owed $128,016 pursuant to this agreement.

In June 2024, Lightspeed Capital advanced the Company $250,000 under a merchant cash-advance agreement that requires the daily remittance of 8 % of credit- and debit-card sales until a total of $285,000 (the $250,000 advance plus a fixed $35,000 finance fee) is repaid, which is expected to take about 180 days and reflects an implied annual percentage rate of roughly 14%, with no prepayment provisions. As December 31, 2024, the Company owed $121,858 pursuant to this agreement.

In June 2024, Lightspeed Capital advanced the Company $212,000 under a merchant cash-advance agreement that requires the daily remittance of 8 % of credit- and debit-card sales until a total of $228,342 (the $212,000 advance plus a fixed $29,680 finance fee) is repaid, which is expected to take about 240 days and reflects an implied annual percentage rate of roughly 14%, with no prepayment provisions. As December 31, 2024, the Company owed $175,831 pursuant to this agreement.

William Schlack

On September 26, 2024, the Company borrowed $300,000 from William Schlack under a 12 % annual-interest loan to be repaid in 21 equal monthly installments of approximately $15,888.16. As December 31, 2024, the Company owed $260,228 pursuant to this agreement.

In September 2024, the Company entered into a promissory note with William Schlack for aggregate proceeds of $300,000. Interest shall accrue at an annual rate of 12%. The annual interest rate for this note is computed on a 360 day basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, then multiplied by the actual number of days the principal balance is outstanding. Equal payments of principal and interest shall be due and payable beginning October 18, 2024 and continuing on the 18th day of each month thereafter until June 18, 2026.

In connection with the note, the Company granted an aggregate of 100,000 warrants to the lender with an exercise price of $1.202 per share. The fair value of the warrants was $98,698, which was recognized as a debt discount and will be amortized to interest expense over the life of the notes.

The fair value of the warrants was determined using the Black-Scholes option pricing model with the following inputs: stock price of $1.81044 per share, estimated life of 3 years, annualized volatility of 134% and risk-free rate of 3.49%.

As of December 31, 2024, note payable, net of unamortized discount of $83,710 was $176,518 for this note.

Kalamata / Black Olive

Black Olive Capital advanced $400,000 to Gin & Luck Inc. on August 29 2024 under a revenue-purchase (merchant-cash-advance) agreement. In exchange, Gin & Luck sold Black Olive a fixed $516,000 of future receivables and will remit $7,908.05 each week (adjusted bi-weekly to equal 3 % of actual revenues) until the full purchased amount is delivered. The receivables sale is secured by a blanket first-priority lien on the company’s present and future assets and is personally guaranteed by the owners. Optional early-settlement schedules allow the obligation to be satisfied for $478,000 if paid within 30 days, rising to $493,000 if paid within 180 days. As December 31, 2024, the Company owed $292,738 pursuant to this agreement.

33

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

David Kaplan

In February 2024, the Company entered into a promissory note with David Kaplan for aggregate proceeds of $750,000. The note matures on September 1, 2025 and interest shall accrue at a rate of 6.397% per annum. As December 31, 2024, the Company owed $792,114 pursuant to this agreement.

The following is a schedule of future principal payments due on the Company’s long-term debt:

Year Ending December 31,	Amount
2025	$2,060,891
2026	18,090
2027	8,772
2028	8,772
Thereafter	265,228
$2,361,753

10.	NOTE PAYABLE

Note Payable-David Kaplan:

In June 2023, the Company entered into a promissory note with David Kaplan and Jenna Gerbino for aggregate proceeds of $120,000. The note matures on September 1, 2025 and interest shall accrue at a rate of 8% per annum until October 31, 2023. After October 31, 2023, the interest shall increase to accrue at a rate of 12% for rest of the term of this note. As December 31, 2024, the Company owed $120,000 pursuant to this agreement.

Note Payable-William Spurgeon:

In July 2023, the Company entered into a promissory note with William Spurgeon for aggregate proceeds of $300,000. Interest shall accrue at an annual rate of nine percent (9%), compounding annually. Principal and all accrued interest shall become due and payable in one lump sum at the earlier of (i) three (3) calendar years from the Date of Issuance as written above or (ii) at the occurrence of the Next Financing Round. “Next Financing Round” means next transaction, of either debt or equity, for the principal purpose of raising capital that results total proceeds to the Company of at least $2,000,000. As December 31, 2024, the Company owed $312,983 pursuant to this agreement.

Note Payable-Premier Ventures LLC:

In December 2023, the Company entered into a promissory note with Premier Ventures LLC for aggregate proceeds of $500,000. Interest shall accrue at an annual rate of 12%. The annual interest rate for this note is computed on a 360 day basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, then multiplied by the actual number of days the principal balance is outstanding. Equal payments of principal and interest shall be due and payable beginning March 18, 2024 and continuing on the 18th day of each month thereafter until December 18, 2024. Borrower shall pay Lender a fee in the amount of $5,000 on the date of issuance.

In connection with the note, the Company granted an aggregate of 100,000 warrants to the lender with an exercise price of $0.01 per share. The fair value of the warrants was $61,782, which was recognized as a debt discount and will be amortized to interest expense over the life of the notes.

34

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The fair value of the warrants was determined using the Black-Scholes option pricing model with the following inputs: stock price of $0.71 per share, estimated life of 5 years, annualized volatility of 134% and risk-free rate of 3.94%.

As of December 31, 2023, note payable, net of unamortized discount of 0 was $248,252 for this note.

11.	CONVERTIBLE NOTE PAYABLE

On April 5, 2023, the Company received $1,000,000 on issuing a convertible promissory note to Premier Ventures LLC. The Company promises to pay to the undersigned holder the principal amount with interest accruing on the outstanding principal amount at a rate equal to the Secured Overnight Financing Rate (SOFR) plus 5% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed, and shall be paid to Holder yearly, beginning on December 31, 2023. All unpaid interest and principal shall be due and payable upon request of the Majority Holders on or after December 31, 2025 (the "Maturity Date").

If the Company completes a Qualified Financing, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price equal to the lesser of (i) 85% of the price per share for equity securities issued in the Qualified Financing and (ii) the quotient of dividing $41,500,000 by the Company’s capitalization.

During the year ended December 31, 2023, the Company used a probability weighted scenario utilizing the terms above, including the likelihood of a conversion at an underlying discount, in order to determine the fair value of the convertible note. As such, the Company calculated a $176,000 loss pertaining to the change in fair value, which is included in other income (expenses) in the consolidated statements of operations.

During the year ended December 31, 2024, this convertible note was converted into 732,843 shares of Series C-2 preferred stock.

At December 31, 2024, convertible note payable consisted of the following:

Principal outstanding	$1,000,000
Accrued interest	72,715
Change in fair value	176,000
Convertible note payable as on 12.31.23	$1,248,715
Accrued interest	90,000
Change in fair value	(237,545)
Converted into preferred stock C-2	(1,101,170)
Convertible note payable as on 12.31.24	$–

12.	STOCKHOLDERS’ EQUITY

Authorized and outstanding stock at December 31, 2024 consist of the following:

	Authorized	Outstanding
Series A preferred	3,061,653	3,061,653
Series B preferred	6,847,022	6,847,022
Series C-1 preferred	6,628,221	1,636,647
Series C-2 preferred	754,095	754,095
Common Class A	34,345,667	9,999,999
Common Class B	3,025,002	3,025,000
Common Class C	1,068,220	1,068,220
	55,729,880	26,392,636

35

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

During the year ended December 31, 2024, the Company issued 1,636,647 shares of Series C-1 preferred stock. Of these, 36,563 shares were issued upon conversion of a convertible note, and the remaining 1,600,084 shares were issued for net proceeds of $1,772,771.

During the year ended December 31, 2024, the Company issued 754,095 shares of Series C-2 preferred stock upon conversion of a convertible note.

Voting Agreement and Investors’ Rights Agreement

As of December 31, 2024 and 2023, the Company’s stockholders are governed by a Voting Agreement and an Investors’ Rights Agreement. Prior to conversion to a corporation, the LLC’s unit holders were governed by the LLC agreement which contained provisions similar to the current agreements. Key provisions of the Voting Agreement and Investors’ Rights Agreement are as follows:

Board of Directors

The Company is managed by a Board of Directors (the Board) consisting of six individuals. The Company’s Chief Executive Officer is designated as a board member. Three and two board members are elected by the holders of the Company’s common and preferred stock, respectively.

Conversion Rights

Preferred shares are convertible into common shares at the option of the stockholder at any time prior to the closing of a liquidation event. As of December 31, 2024, each share of preferred stock is convertible into one share of common stock. The conversion rate is subject to adjustment for stock splits, stock dividends, or other events.

In addition, each share of preferred stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, or at the election of the majority of holders of the preferred shares voting as a single class on an as-converted basis. Preferred shares convert into the same number of shares of common stock regardless of whether converted voluntarily or automatically.

Liquidation Rights

In the event of a liquidation, deemed liquidation or dissolution of the Company, all holders of preferred shares will be entitled to a liquidation preference that is senior to holders of the common shares, and which will be calculated as the greater of the original price paid plus any declared but unpaid dividends, or the amount payable had all preferred shares been converted to common shares. Holders of common shares will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of any liquidation preference granted to the holders of preferred shares.

Approved sale

In the event of an offer from a third party to purchase not less than 50% of the outstanding voting power of the Company, such an offer would have to be approved by the Board and a majority interest of the common and preferred stockholders, each voting as separate classes.

36

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

“Drag-along” rights

In the event of an approved sale or a deemed liquidation event, all stockholders would be required to sell a proportionate number of their shares on the same terms and conditions applicable to all other units subject to purchase.

Right of First Offer

If the Company proposes to offer or sell any new securities, the company must first offer such new securities to certain stockholders designated as major investors.

Rights of First Refusal

The Company has the right of first refusal to buy any shares offered by certain stockholders designated as key stockholders. For any portion not purchased by the Company, the stockholders designated as major investors shall have a right a first refusal to purchase those shares.

Warrants

The following is a summary of warrants for the year ended December 31, 2024:

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Outstanding at December 31, 2023	100,000	$0.01	5.00
Granted	100,000	1.20	3.00
Outstanding at December 31, 2024	200,000	$0.61	3.38

Vested and expected to vest at December 31, 2024	200,000	$0.61	3.38
Exercisable at December 31, 2024	200,000	$0.61	3.38

In connection with the Premiere Ventures LLC notes (see Note 10), the Company issued 100,000 warrants to purchase Class A common stock. The warrants have an exercise price of $0.01 per share, are immediately exercisable and have a term of 5 years. The fair value of the warrants was $61,782, which was recognized as a debt discount and will be amortized to interest expense over the life of the notes.

In connection with the William Schlack notes (see Note 9), the Company issued 100,000 warrants to purchase Class A common stock. The warrants have an exercise price of $1.202 per share, are immediately exercisable and have a term of 3 years. The fair value of the warrants was $98,698, which was recognized as a debt discount and will be amortized to interest expense over the life of the notes.

The fair value of the warrant was valued using the Black-Scholes pricing model using the range of inputs as indicated below:

	December 31,
	2024	2023
Risk-free interest rate	3.49%	3.94%
Expected term (in years)	3.00	5.00
Expected volatility	134%	134%
Expected dividend yield	0.00%	0.00%

As of December 31, 2024, all outstanding warrants were fully vested and there was no remaining unrecorded compensation expense.

37

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Stock-based compensation

The Board is authorized to grant profits interest shares to individuals in exchange for services performed or to be performed for the Company. The total number of shares available for issuance under the plan is 4,788,202. Such shares are intended to be profits interests, as defined by the Internal Revenue Code, and are subject to terms and conditions set forth in each share grant agreement. The grants are subject to a vesting schedule as specified in each grant agreement.

The fair value of each grant is estimated by the Company based on the price of LLC membership units purchased for cash in 2018, discounted by 50% to address illiquidity and a significant profit hurdle. No shares were granted during the year ended December 31, 2023. No shares were granted during the year ended December 31, 2022. Stock-based compensation expense included in salaries, wages and benefits was $0 and $0 for the years ended December 31, 2024 and 2023, respectively.

Unrecognized compensation related to unvested stock awards as of December 31, 2024 is $0.

Each profits interest grant includes a profits interest hurdle for such shares on the basis of the liquidation value of the profits interest shares immediately prior to the issuance of such profits interest shares.

13.	RELATED PARTY TRANSACTIONS

As of December 31, 2024, accounts payable includes a total of $74,627 due to The Ramble Hotel in which the Death & Co Denver company operates. This includes: $13,564 for repairs, maintenance, utilities and other recurring shared expenses, $31,478 for November and December sales percentage rent, $29,584 for November and December event commission rent. Accounts payable as of December 31, 2023 was $56,100.

As of December 31, 2024, accounts receivable includes a total of $177,452 due from The Ramble Hotel in which the Death & Co Denver company operates. This includes: $28,886 for guest room charges, $1,418.06 RNDC event and $150,768 for December 2024 events.

During the year ended December 31, 2024, the Company engaged Jenna Kaplan, the spouse of the CEO, to provide consulting services. Total expenses incurred for these services amounted to $72,000.

Note Payable-David Kaplan:

In June 2023, the Company entered into a promissory note with David Kaplan & Jenna Gerbino for aggregate proceeds of $120,000. The note matures in September 1, 2025 and interest shall accrue at a rate of 8% per annum until October 31, 2023. After October 31, 2023, the interest shall increase to accrue at a rate of 12% for rest of the term of this mote. See Note 10.

David Kaplan

In February 2024, the Company entered into a promissory note with David Kaplan for aggregate proceeds of $750,000. The note matures on September 1, 2025 and interest shall accrue at a rate of 6.397% per annum. As December 31, 2024, the Company owed $792,114 pursuant to this agreement. See Note 9.

38

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

14.	SEGMENT INFORMATION

The Company’s operating segments consist of its bar and restaurant operations (Death & Co. Denver, LLC, Death & Co. East Village, LLC, and Death & Co. LA, LLC), consulting and management services (Proprietors, LLC), and merchandise sales. The operations of Gin & Luck Hotel Holdings have consisted of investments in joint ventures. Death & Co. Proprietors, LLC has no revenue, expenses, assets or liabilities as of December 31, 2024 or 2023.

Segment information is presented below:

	2024	2023
Revenues:
Bar and restaurant operations	$12,586,834	$13,457,966
Merchandise sales	829,183	802,894
Consulting and management services	174,203	250,312
	$13,590,220	$14,511,172

Income (loss) from operations:
Bar and restaurant operations	$(3,904,450)	$(3,236,711)
Merchandise sales	388,259	(195,136)
Consulting and management services	147,667	(79,439)
	$(3,368,524)	$(3,511,286)

Total Assets
Bar and restaurant operations	$10,542,503	$10,868,054
Investment	65,463	65,463
Merchandise sales	210,097	257,691
Consulting and management services	580,867	528,634
	$11,398,930	$11,719,842

15.	EARNINGS PER SHARE

Earnings per share is computed by dividing net income (loss) available to common shareholders by the number of shares of common stock outstanding as of the end of the reporting period. As of December 31, 2024, there are no differences between basic and diluted earnings per share.

The following table sets forth the calculation of basic and diluted earnings per share as of December 31, 2024 and 2023:

	Year Ended
	December 31,
	2024	2023
Numerator:
Net loss	$(3,368,524)	$(3,511,286)
Denominator:
Weighted average common shares outstanding - basic & diluted	14,093,219	14,093,219
Net loss per share - basic & diluted	$(0.24)	$(0.25)

39

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

	Shares	Exchange Ratio	December 31,
			2024	2023
Series A convertible preferred stock	3,061,653	1	3,061,653	3,061,653
Series B convertible preferred stock	6,847,022	1	6,847,022	6,847,022
Series C-1 convertible preferred stock	1,636,647	1	1,636,647	–
Series C-2 convertible preferred stock	754,095	1	754,095	–
Total potentially dilutive shares			12,299,417	9,908,675

16.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is obligated under non-cancelable operating lease agreements for bar locations. The Company is also obligated under a number of non-cancelable operating lease agreements for equipment, which are not significant to the financial statements taken as a whole.

Gin & Luck, Inc.

The Company was obligated under a non-cancelable lease agreement for office space in Los Angeles, California. The lease required minimum monthly payments of $3,928. The lease expired in September 2020 and was not renewed.

Death & Co. Denver, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Denver, Colorado. The lease requires minimum monthly payments of $10,319 and $10,628 for the period from January 1, 2022, to April 30, 2022, and from May 1, 2022, to April 4, 2023, respectively. The minimum monthly rent increases annually up to $13,518 as of May 1, 2027. The lease expires in April 2028 and includes two options to renew for terms of five years each.

The Company has an agreement with the hotel in which it operates, under which the hotel subsidizes certain labor expenses related to morning kitchen service staff. The hotel also oversees event scheduling for which the company provides food, beverages and labor.

As a result of the COVID-19 pandemic, all monthly rentals were waived from December 2020 to February 2021. The minimum monthly rental was deferred from March 2021 to June 2021, and 50% of the minimum base monthly rental was deferred from July 2021 to December 2021. Rental payments equal to 5% of sales, exclusive of special event sales, remain due from March 2021 through December 2021. Total deferred rent of $135,189 will be paid over the final 60 months of the lease term, commencing in May 2023.

Death & Co. East Village, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in New York. The lease requires minimum monthly payments of $6,750 and $7,080 for the period from January 1, 2022, to September 30, 2022, and from October 1, 2022, to September 30, 2023, respectively.

The minimum monthly rent increases annually up to $8,600 as of October 1, 2026. The lease expires in September 2027. This lease was renewed in August 2022 (Note 11).

40

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

As a result of the COVID-19 pandemic, monthly rentals have been reduced based on operating capacity as permitted by local health authorities. Starting in November 2020, this location was permitted to operate at 25% capacity and paid 25% of its monthly rental. By July 2021, the location was operating at 100% capacity and paid 100% of its monthly rental.

The lease for Death & Co. East Village, LLC was renewed in August 2022 for an additional term of five years, terminating in September 2027. The minimum monthly rent for the extension term starts at $7,080 and increases annually up to $8,600 by the final year.

Death & Co. LA, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Los Angeles, California. The lease requires minimum monthly payments of $10,325. The minimum monthly rent increases annually up to $14,721 as of June 1, 2033. The lease expires in May 2034 and includes two options to renew for terms of five years each.

Gin & Luck Maine, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Portland, Maine. The lease requires minimum monthly payments of $3,800. The minimum monthly rent increases annually up to $4,156 as of December 3, 2030. The lease expires in December 2031 and includes two options to renew for terms of five years each.

In September 2023, the Company closed its Gin & Luck Maine LLC location. The lease was assigned in November 2023 and the sale was finalized in February 2024.

Death & Co. DC, LLC

The Company is obligated under a non-cancelable lease agreement for commercial space in Washington, D.C. The lease requires minimum monthly payments of $10,156. The minimum monthly rent increases annually up to $18,758 as of July 1, 2031. The lease expires in June 2032 and includes options to renew one additional terms of five years.

A new lease was signed for Death & Co DC on March 16, 2022 at 124 Blagden Alley NW, Washington, DC 20001 with a security deposit paid of $50,778.30. The current lease rate is $11,198.58 and increases annually up to $18,758.48 in 2032.

Supplemental cash flow information related to leases are as follows:

	Year Ended
	December 31,
	2024	2023
Cash payments on lease liabilities	479,859	$502,361

41

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2024	2023
Operating leases
Assets
Right of use asset	$3,853,076	$4,322,550

Liabilities
Current portion of right of use liability	$674,152	$722,569
Right of use liability	3,651,479	4,019,204
Total operating lease liabilities	$4,325,631	$4,741,773

Weighted average remaining lease term (years)	7.73	8.72
Weighted average discount rate	1.46%	1.46%

As of December 31, 202, after lease modifications due to the COVID-19 pandemic, future minimum lease payments under the Company’s non-cancelable operating leases are estimated to be as follows:

Operating
Year Ended December 31,	Leases
2025	$492,092
2026	512,630
2027	539,939
2028	501,413
Thereafter	2,296,411
Total lease payments	4,342,485
Less imputed interest	(16,854)
Total lease obligations	4,325,631
Less current lease obligations	(674,152)
Long-term lease obligations	$3,651,479

Legal Matters

The Company is a party to various claims, complaints, and other legal actions that have arisen from time to time in the ordinary course of business. The Company believes that the outcome of such pending legal proceedings will not have a material adverse effect on the Company’s consolidated financial condition, results of operations, or cash flows.

42

GIN & LUCK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

17.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred through May 20, 2025, the date on which the consolidated financial statements were available to be issued.

In January 2025, the Company entered into a promissory note with Robert Kaplan and Laurence C. Kaplan, receiving total proceeds of $350,000. The note bears interest at an annual rate of 6.397% and is set to mature on May 1, 2025.

In February 2025, the Company issued promissory notes to William Spurgeon and David Kaplan, each providing $200,000 in proceeds. These notes carry an annual interest rate of 12% and will mature on September 30, 2025.

43

Item 8. INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1*	Amended and Restated Certificate of Incorporation
2.2*	Bylaws
6.1*	Amended and Restated Investors Rights Agreement
6.2*	Amended and Restated Voting Agreement
11.1	Auditor’s Consent

*Previously filed

44

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on May 22, 2025.

Gin & Luck Inc.

By: /s/ David J. Kaplan
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ David J. Kaplan

David J. Kaplan,

Chief Executive Officer, Chief Financial Officer and

Principal Account Officer and Director

Date: May 22, 2025

/s/ Alex Day
Alex Day, Chief Operating Officer and Director
Date: May 22, 2025

/s/ Ravi Lalchandani
Ravi Lalchandani, Director
Date: May 22, 2025

/s/ Leland O’Connor
Leland O’Connor, Director
Date: May 22, 2025

/s/ William Spurgeon
William Spurgeon, Director
Date: May 22, 2025

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